Exhibit 10.14

ZOBELE HOLDING S.P.A. Via Fersina, 4 – 38123 Trento – Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com

To:

Roberto Schianchi, Eng.

Via Lidice 3

43123 Parma

Trento, November 2, 2010

Dear Mr. Schianchi,

Pursuant to the agreements made, we hereby confirm your hiring, with a permanent contract and with the status of Executive, according to the National Collective Contract for Companies Producing Goods and Services under the conditions that follow. The work relationship, which begins as of today by the express desire of both parties, is not subject to a probationary period.

1)    Position

Your position will be General Manager, and as such you will be responsible for coordinating the activities of the Group in carrying out the strategic objectives defined with the shareholders. In carrying out your duties, you will be responsible for your work to the Board of Directors of the company.

You have also been appointed and may be from time to time confirmed – with the resolution of the competent bodies and without any compensation in addition to what was established in point 3, below – as Member of the Board of Directors and the Chief Executive Officer of the company, with the powers that are useful and functional to the exercise of such duties, which were and will be determined by the Board of Directors of the company. You confirm that you accept these positions and agree to accept such positions if they should be confirmed in the future as well as any additional duties that may be attributed in other companies of the Group.

2)    Workplace

The workplace will be at the office of the company in Trento at Via Fersina, 4. The Company reserves the right, and you henceforth except, to change the office where your work activity is carried out in accordance with company needs.

Share Capital €881,871 fully paid up – Trento Economic & Administrative Index 193604 –

Business Registry – Tax ID Code and VAT no. 05460820961 – Italian Foreign Exchange Office Registration 39025

Single Shareholder Z Beta SA’RL – Subsidiary of Z Beta SA’RL

ZOBELE HOLDING S.P.A. Via Fersina, 4 – 38123 Trento – Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com

The activities for which you are responsible may nonetheless require frequent travel and stays for which you have guaranteed your full availability

3)	Remuneration

Your remuneration will be composed of the following components:

a)    Gross annual remuneration

Your gross annual remuneration (annual salary) will amount to €314,000.00 (three hundred and fourteen thousand) and will be paid, according to the provisions of the CCNL (Contratto collettivo nazionale di lavoro [National Collective Labor Agreement]) for Executives of Companies that Produce Goods and Services, in 13 monthly payments.

This remuneration is to be understood to also compensate for the activity, and connected responsibility, that you will undertake in the exercise of the duties and delegations attributed to you at the company and the Group, except for the duties that may be assigned at Z Beta S.àr.l. It therefore remains understood that you will not be owed any emoluments for the company positions of Administrator and Chief Executive Officer held in the company and the other duties that may be assigned in other companies of Group and that the compensation that may be resolved in your favor for such reason must be repaid by you to the company, and you must renounce such compensation, except for any compensation resolved for you by Z Beta S.àr.l., which you will have the right to keep.

b)    Bonus System

In consideration of your position in the company, starting January 2011, you will participate in an incentive system whose target bonus will be 40% of the gross annual remuneration, as identified above and as of December 31 of the year of accrual. The bonus, which may be reproportioned pro quota, will be disbursed in application of company policies on the topic which they govern, among others, the maximum scope of the same in cases where the results achieved exceed certain thresholds agreed with the ownership.

c)    Entry Bonus

Zobele Holding S.p.A., starting the month of your entry into the company, will make available for your benefit the one-time payment of the gross amount of €250,000.00 (two hundred and fifty thousand). This sum, which will be paid out on an exceptional basis without any direct reference to work

Share Capital €881,871 fully paid up – Trento Economic & Administrative Index 193604 –

Business Registry – Tax ID Code and VAT no. 05460820961 – Italian Foreign Exchange Office Registration 39025

Single Shareholder Z Beta SA’RL – Subsidiary of Z Beta SA’RL

ZOBELE HOLDING S.P.A. Via Fersina, 4 – 38123 Trento – Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com performance, will have no effect on directed and deferred remuneration except for the TFR (trattamento di fine rapporto [severance pay]), which will constitute the basis for calculation.

d)    Company car

The Company will make an automobile available according to the methods and in accordance with the current car policy pro tempore. The model of the car, which will be at the level of the Audi A6, will be defined in direct agreement with you. This provision will be subject to legal social security and tax withholdings.

e)    Lodging

For the first 12 months of your hiring, expenses for lodging near the company office, within the limit of a total overall maximum of €16,000.00 (sixteen thousand), will be paid by the company.

f)    Supplementary pension fund

Zobele Holding S.p.A. will pay into a pension fund selected by you an annual net sum of €30,000.00 (thirty thousand).

g)    Medical insurance

You and the members of your family will be enrolled in an insurance fund to cover medical expenses, supplementary to FASI (Fondo Assistenza Sanitaria Integrativa [Supplementary Health Assistance Fund]), using the method set out by current policies.

h)    Life and accident insurance

An insurance policy will be taken out in your interest (or multiple policies as needed) for death and accident which will guarantee your assignees, in case of death, a sum equal to €3,000,000 (three million). This sum is in addition to what is already due in application of the provisions of the applicable National Contract pro tempore.

i)    Annual medical checkup

The costs of an annual medical checkup will be borne by the company directly or through suitable insurance coverage.

4)	Moving expenses

Share Capital €881,871 fully paid up – Trento Economic & Administrative Index 193604 –

Business Registry – Tax ID Code and VAT no. 05460820961 – Italian Foreign Exchange Office Registration 39025

Single Shareholder Z Beta SA’RL – Subsidiary of Z Beta SA’RL

ZOBELE HOLDING S.P.A. Via Fersina, 4 – 38123 Trento – Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com

The Company agrees to pay, within reasonable limits, the moving expenses that you incur in order to move to be near the company office.

5)	Obligations of diligence and loyalty

5.1 You agree to promptly review and carry out all appropriate investigations with regard to regulations from time to time applicable to the work relationship and your activities, meaning all of provisions of law, regulation, circulars, collective contracts, and other regulatory sources that may from time to time be applicable to the relationship, as well as the policies, company rules, company codes of ethics (or similar or analogous documents), organizational Models under Legislative Decree no. 231/01, adopted from time to time by the company and by the Group or in effect in any case (“Applicable Governance”).

5.2 You agree to carry out your activities to the best of your abilities and knowledge, in strict adherence to and careful compliance with the Applicable Governance and in compliance with the ethical values and rectitude appropriate to your role and responsibilities and the overall image of the Group.

5.3 You agree to act with the diligence required by the nature of your duties, tasks, or powers, and therefore provide, including and in particular, support and coverage to of any deficiencies or inefficiencies of your colleagues or collaborators, including when these fall outside of your specific duties and incumbencies, with any eye toward pursuit of the best overall results and best quality of company activity understood as a whole.

6)	Exclusivity of service

You agree to refrain from carrying out, while the relationship is in effect, any other work activity in any form in which it may present (employed work, freelance, collaborations, partnerships, etc.) even if not in competition with the work of the company or other companies of Group, as well as to construct, directly or through an agent, companies or individual firms, and from acquiring or holding significant shares of companies, even if they are not in competition with the company or other companies of Group, without the express prior written authorization of the company.

7)	Confidentiality obligations

During your collaboration with Zobele Holdings S.p.A., you, also in accordance with current policies, are required not to reveal, directly or indirectly, secret or confidential information regarding the activities carried out by the companies of the Group; for example, but not limited to, recalling information regarding

Share Capital €881,871 fully paid up – Trento Economic & Administrative Index 193604 –

Business Registry – Tax ID Code and VAT no. 05460820961 – Italian Foreign Exchange Office Registration 39025

Single Shareholder Z Beta SA’RL – Subsidiary of Z Beta SA’RL

ZOBELE HOLDING S.P.A. Via Fersina, 4 – 38123 Trento – Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com the organization, methods of production, procedures, products, company rights, know-how, as well as information regarding clients, suppliers, and partners revealed to you due to the activities you perform. This obligation of confidentiality will remain in effect even after the cessation of the work relationship, and if violated the company will be entitled to receive from you a penalty equal to 75% of the gross annual remuneration as determined under 3a).

8)	Termination of the work relationship

The parties, as a best offer, have contractually established that in case of termination of the work relationship, including consequent to transfer of ownership of the company as well as change of position (Arts. 13 and 16 CCNL November 24, 2004), the possible substitute payment for lack of notice, as well as the supplementary payments that may be owed in application of the Labor Agreement in effect pro tempore, will be calculated on an increasing basis determined by the following items:

-	gross annual remuneration, as of the date of cessation;

-	average of the most recent bonuses received in application of the bonus system policy (according to the provisions of Art. 2121 of the Italian Civil Code);

this increasing basis will increase by 50%, and will be the basis for calculation of the possible monthly remuneration due to you, according to what is set out by the applicable norms of the Labor Agreement currently in effect.

It remains understood that withdrawal from the work relationship for just cause by the company and/or revocation for just cause of the company positions of Member of the Board of Directors and/or Chief Executive Officer of the company and/or of any of the other companies of the Group will constitute just cause for the company and/or for the companies of the Group for withdrawal from all remaining aforesaid duties or relationships.

9)	Non-compete agreement

9.1 After the cessation of your work relationship with Zobele Holding S.p.A., whatever the cause of the cessation of that relationship, you will be required to refrain from carrying out in Europe, under Art. 2125 of the Italian Civil Code, neither personally nor through an intermediary, any activity in competition with the activity currently carried out by the companies of the Zobele Group, as well as carry out your own work for a company, association, agency, organization in any way carrying out activities competitive with those of the group.

Share Capital €881,871 fully paid up – Trento Economic & Administrative Index 193604 –

Business Registry – Tax ID Code and VAT no. 05460820961 – Italian Foreign Exchange Office Registration 39025

Single Shareholder Z Beta SA’RL – Subsidiary of Z Beta SA’RL

ZOBELE HOLDING S.P.A. Via Fersina, 4 – 38123 Trento – Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com

You also agree not to acquire, directly or indirectly, shares of participation or stocks in companies or firms that carry out such activities within the same geographical area.

9.2 The duration of this non-compete agreement is set for 1 year, starting from the day of the cessation of your employed work relationship with Zobele Holding S.p.A..

9.3 For the commitment that you assume with this non-compete agreement, Zobele Holding S.p.A. will pay you, after the cessation of the work relationship, in four quarterly payments in arrears, a sum equal to 75% of your gross annual remuneration as determined under 3a).

If you violate the limitations posed by this noncompete agreement, you must pay the company a penalty amount equal to 75% of your gross annual remuneration as determined under 3a).

For purposes of allowing Zobele Holdings S.p.A. to control its accurate fulfillment of the obligations above, you agree henceforth to communicate to the company, by registered letter with return receipt, any activities that may be carried out during the period covered by such commitments within 10 days after their start. You are also obligated to immediately inform Zobele Holding S.p.A., again by registered letter with return receipt, of any change to your work situation, by and no later than 15 days from the date of such change, as well as to provide additional information and clarifications that may be requested from you by the same deadline of 15 days from receipt of the request by the company.

If you fail to comply with this obligation to communicate, you will be required to pay Zobele Holding S.p.A. a penalty of €250 for each day of delay, notwithstanding the continuing efficacy of your obligations.

With regard to anything not expressly mentioned, please refer to the National Collective Labor Contract for “Executives of Companies that Produce Goods and Services”.

Best regards.

Zobele Holding S.p.A.
/s/ Enrico Zobele

Signature for acceptance	/s/ Roberto Schianchi

Share Capital €881,871 fully paid up – Trento Economic & Administrative Index 193604 – Business Registry – Tax ID Code and VAT no. 05460820961 –Italian Foreign Exchange Office Registration 39025 Single Shareholder Z Beta SA’RL – Subsidiary of Z Beta SA’RL

ZOBELE HOLDING S.P.A. Via Fersina, 4 — 38123 Trento — Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com

Egregio Ing.

Roberto Schianchi

Via Lidice 3

43123 Parma

Trento, 2 novembre 2010

Egregio Ing. Schianchi,

Facendo seguito agli accordi intercorsi, con Ia presente Le confermiamo Ia sua assunzione, con contratto a tempo indeterminato e con Ia qualifica di Dirigente, secondo il Contratto nazionale per le Aziende Produttrici di Beni e Servizi alle condizioni di cui di seguito. II rapporto di lavoro che si costituisce dalla data odierna per volontà espressa delle parti non è soggetto a periodo di prova.

1)	lncarico

II suo incarico sarà quello di Direttore Generale e come tale lei sarà responsabile del coordinamento delle attività del Gruppo nella realizzazione degli obiettivi strategici definiti con gli azionisti. Nello svolgimento delle mansioni lei rispondera del proprio operato al consiglio di amministrazione della società.

Lei è stato altresi nominato e potrà essere di tempo in tempo confermato - previa delibera da parte degli organi competenti e senza alcun ulteriore compenso rispetto a quello stabilito al successive punto 3 - Consigliere di Amministratore e Amministratoro Delegato (Chief Executive Officer) della societa, con i poteri, utili e funzionali all’esercizio di tali mansioni, che sono stati e saranno determinati dal consiglio di amministrazione della società. Lei conferma l’accettazione di tali cariche, e si impegna ad accettare le medesime cariche qualora le venissero confermate in futuro nonche le eventuali ulteriori cariche che le potranno essere attribuite in altre societa del Gruppo.

2)	Luogo di lavoro

II luogo di lavoro sarà presso Ia sede della società in Trento Via Fersina, 4. La societa si riserva, e lei sin d’ora accetta, di modificare Ia sede di svolgimento dell’attività di lavoro in accordo con le esigenze aziendali.

L’attività alla quale lei è preposto può comportare nondimeno frequenti viaggi e trasferte per le quali lei ha garantito piena disponibilità.

Cap. Soc. € 881.871 i.v. - R.E.A. di Trento 193604- Reg. lmprese- Codice Fiscale e P. IVA 05460820961 – lscrizione U.I.C. 39025

Socio unico Z Beta SA’.R.L. - Soggetta a direzione e controllo di Z. Beta SA’.R.L.

ZOBELE HOLDING S.P.A. Via Fersina, 4 — 38123 Trento — Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com

3)	Trattamento retributivo

II suo trattamento retributivo si comporrà dei seguenti elementi:

a)	Retribuzione annua lorda

La Sua retribuzione annua lorda (trattamento economico annuo) ammonterà a € 314.000,00 (trecentoquattordicimila) e sarà corrisposta, secondo le disposizioni del CCNL peri Dirigenti di Aziende Produttrici di Beni e Servizi, in 13 mensalità.

Tale trattamento retributivo è da intendersi remunerativo anche dell’attività, e connesse responsabilità, che lei andra a svolgere nell’esercizio delle cariche e deleghe attribuitele nell’ambito della societa e del Gruppo, ad eccezione delle cariche eventualmente ricoperte in Z Beta S.ar.l. Resta dunque inteso che non Le sara dovuto alcun emolumento in relazione alle cariche sociali di Amm inistratore e di Amministratore Delegato ricoperte nella società e alle altre cariche eventualmente nelle altre società del Gruppo e che i compensi eventualmente deliberati a Suo favore a tale titolo dovranno essere da Lei riversati a favore della Società, con conseguente rinuncia da parte Sua a detti compensi, ad eccezione di eventuali compensi deliberati a suo favore da parte di Z Beta S.àr.l., che lei avrà invece il diritto di trattenere.

b)	Sistema Premiante

In considerazione della posizione ricoperta in azienda, con decorrenza da gennaio 2011, lei parteciperà ad un sistema di incentivazione il cui bonus al target è determinato nel valore del 40% della retribuzione annua lorda, come sopra identificata e come risultante al 31 dicembre dell’anno di maturazione. II premio che sarà eventualmente riproporzionato pro quota, sarà erogato in applicazione delle politiche aziendali in materia che regoleranno, tra l’altro, l’entità massima dello stesso nell’ipotesi in cui i risultati conseguiti eccedano determinate soglie convenute con Ia proprietà.

c)	Entry Bonus

Zobele Holding S.p.A. con le competenze del mese del suo ingresso in azienda disporrà a suo vantaggio il pagamento, a titolo di una tantum, di una somma lorda pari ad Euro 250.000 (ducentocinquantamila). Tale somma che viene pagata eccezionalmente senza alcun riferimento diretto alla esecuzione della prestazione di lavoro, non avrà incidenza sugli istituti di retribuzione indiretta e differita ad esclusione del trattamento di fine rapporto (TFR) del quale costituirà base di calcolo.

d)	Auto aziendale

La Società provvedera a metterle a disposizione un’automobile secondo modalità ed in accordo con Ia car policy aziendale pro tempore vigente. II modello di auto che sara della fascia della Audi A6

Cap. Soc. € 881.871 i.v. - R.E.A. di Trento 193604- Reg. lmprese- Codice Fiscale e P. IVA 05460820961 – lscrizione U.I.C. 39025

Socio unico Z Beta SA’.R.L. - Soggetta a direzione e controllo di Z. Beta SA’.R.L.

ZOBELE HOLDING S.P.A. Via Fersina, 4 — 38123 Trento — Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com sarà definito in diretto accordo con lei. Tale provvidenza sarà sottoposta al trattamento contributive e fiscale di Iegge.

e)	Alloggia

Per i primi 12 mesi dalla sua assunzione, le spese di alloggio in prossimità della sede sociale, nel limite di un costo massimo complessivo di 16.000 (sedicimila) euro, saranno a carico dall’azienda.

f)	Fondo pensioni Supplementare

Zobele Holding S.p.A. procederà a versare ad un fondo pensione da lei scelto un somma annuale netta pari ad Euro 30.000 (trentamila).

g)	Assicurazione medica

Lei ed i membri della sua famiglia verrete inscritti ad un fondo assicurativo per Ia copertura delle spese mediche, integrative del FASI, con le modalità previste dalle pelitiche in essere.

h)	Assicurazione vita ed infortuni

Nel suo interesse verrà stipulata una polizza assicurativa ( o più polizze secondo necessità) morte ed infortuni che garantirà agli aventi diritto, in caso di morte, una somma pari ad Euro 3.000.000 (tremilioni). Tale somma è aggiuntiva a quella già spettante in applicazione delle disposizioni del Contratto Nazionale pro tempre applicabile.

i)	Check-up medico annuale

I costi di un check-up medico annuale saranno assunti dalla società direttamente o per il tramite di idonea copertura assicurativa.

4)	Trasloco

L’azienda si impegna a farsi carico, nel limite della ragionevolezza delle spese di trasloco che lei sosterrà per trasferirsi in prossimità della sede sociale.

5)	Obblighi di diligenza e fedeltà

5.1 Lei si impegna a prendere tempestiva visione e compiere ogni opportune approfondimento in ordine alia normativa di tempo in tempo applicabile al rapporto di lavoro e alia sua attività, per tale intendendosi l’insieme di tutte le disposizioni di leggi, regolamenti, circolari, contratti collettivi ed altre fonti normative che risultassero di tempo in tempo applicabili al rapporto, nonchè di policies, regolamenti aziendali, codici etici aziendali (o documenti equipollenti o analoghi), modelli

Cap. Soc. € 881.871 i.v. - R.E.A. di Trento 193604- Reg. lmprese- Codice Fiscale e P. IVA 05460820961 – lscrizione U.I.C. 39025

Socio unico Z Beta SA’.R.L. - Soggetta a direzione e controllo di Z. Beta SA’.R.L.

ZOBELE HOLDING S.P.A. Via Fersina, 4 — 38123 Trento — Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com organizzativi ex D. Lgs. n. 231/01, di tempo in tempo adottati dalla società e dal Gruppo o comunque in vigore (Ia “Disciplina Applicabile”).

5.2 Lei si impegna a rendere Ia propria attività al meglio delle proprie capacità e conoscenze, in rigida coerenza e nell’attentoris petto della Disciplina Applicabile e nel rispetto di valori etici e di rettitudine consoni al ruolo e aile responsabilita ricoperte e all’immagine complessiva del Gruppo.

5.3 Lei si impegna ad operare con Ia diligenza richiesta dalla natura delle proprie mansioni, cariche o poteri, fornendo dunque, anche ed in particolare, supporto e copertura ad eventua li mancanze o inefficienze di propri colleghi o collaboratori, anche ove ciò esulasse dai propri specifici compiti ed incombenze, nell’ottica del perseguimento del miglior risultato complessivo e della ricerca della miglior qualità dell’attivit aaziendale complessivamente intesa.

6)	Esclusività della prestazione

Lei si impegna ad astenersi dallo svolgere, in costanza di rapporto, qualsiasi altra attività lavorativa, !n qualsiasi forma essa si presenti (lavoro subordinate, autonomo, collaborazioni, associazioni in partecipazione, etc.) anche non in concorrenza con quella della società o di altre società del Gruppo, cosl come dal costituire, direttamente o per interposta persona, società o ditte individuali, e dall’acquisire o detenere quote significative di società anche non in concorrenza con Ia società o altre società del Gruppo, salvo preventiva ed espressa autorizzazione scritta da parte della società.

7)	Obblighi di riservatezza

Durante Ia sua collaborazione con Zobele Holding S.p.A., lei, in omaggio anche alle politiche vigenti, sarà tenuto a non rivelare, direttamente o indirettamente, informazioni segrete o riservate relative all’attività svolta dalle aziende del Gruppo; a titolo esemplificativo e non esaustivo si ricordano le informazioni attinenti l’organizzazone, i metodi di produzione, le procedure, i prodotti, i diritti societari, il know-how, cosl come le informazioni attinenti a clienti, fornitori e partner che saranno da Lei conosciute in ragione dell’attività svolta. Tale obbligo di riservatezza resterà in vigore anche successivamente alia cessazione del rapporto di lavoro e nel caso di sua violazione darà titolo alia società di ricevere da lei una somma a titolo di penale pari al 75% della retribuzione annua lorda come determinata sub 3 a).

8)	Risoluzione del rapporto di lavoro

Le parti, quale condizione di miglior favore, hanno convenzionalmente stabilito che nella ipotesi di risoluzione del rapporto di lavoro, anche conseguente a trasferimento di proprietà dell’azienda cosl come al mutamento di posizione (artt. 13 e 16 CCNL 24 novembre 2004), l’eventuale indennità

Cap. Soc. € 881.871 i.v. - R.E.A. di Trento 193604- Reg. lmprese- Codice Fiscale e P. IVA 05460820961 – lscrizione U.I.C. 39025

Socio unico Z Beta SA’.R.L. - Soggetta a direzione e controllo di Z. Beta SA’.R.L.

ZOBELE HOLDING S.P.A. Via Fersina, 4 — 38123 Trento — Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com sostitutiva del mancato preavviso, così come le indennità supplementari eventualmente spettanti in applicazione del Contratto di Lavoro come pro tempore vigente, saranno calcolate su un montante determinate dai seguenti elementi:

–	retribuzione annua lorda, come in essere alia data della cessazione;
–	media degli ultimi bonus percepiti in applicazione della politica sui sistema premiante (secondo quanto previsto dall’art. 2121 c.c.);

tale montante sarà maggiorato del 50%, e su di esso verranno calcolate le mensilità retributive eventualmente a lei spettanti, secondo quanto previsto dalle applicabili norme del Contratto di Lavoro come pro tempore vigente.

Resta inteso che il recesso dal rapporto di lavoro per giusta causa da parte della società e/o Ia revoca per giusta causa delle cariche sociali di Consigliere di Amministratore e/o di Amministratore Delegate della società e/o di una qualsiasi delle altre società del Gruppo costituiranno per Ia società e/o per le società del Gruppo giusta causa di recesso da tutti i restanti predetti incarichi o rapporti.

9)	Patto di non concorrenza

9.1 Successivamente alia cessazione del suo rapporto di lavoro con Zobele Holding S.p.A., qualunque sia Ia causa della cessazione del rapporto medesimo, lei sarà tenuto a non svolgere in Europa, ai sensi dell’art 2125 CC né personalmente né per interposta persona alcuna attività in concorrenza con quelle attualmente esercitate dalle società del Gruppo Zobele, così come di prestare Ia propria opera a favore di societa, associazioni, enti, organizzazioni comunque svolgenti attivita concorrenti con quelle del gruppo.

Lei s’impegna altresì a non assumere nè direttamente nè indirettamente quote di partecipazione o azioni in società o ditte che svolgono tali attività nello stesso ambito territoriale.

9.2 La durata di tale patto di non concorrenza viene fissata in 1 anno, a decorrere dal giorno della cessazione del suo rapporto di lavoro subordinate con Zobele Holding S.p.A.

9.3 A fronte dell’impegno che ella si assume con il presente patto di non concorrenza Zobele Holding S.p.A. le pagherà, dopo Ia cessazione del rapporto di lavoro, in quattro rate trimestrali posticipate una somma pari al 75% della retribuzione annua lorda come determinata sub 3 a).

Nel caso di violazione da parte sua delle limitazioni poste da questo patto di non concorrenza lei sarà tenuto a pagare alia società una somma a titolo di penale pari al 75 % della retribuzione annua lorda come determinata sub 3 a).

Allo scopo di consentire a Zobele Holding S.p.A. il controllo dell’esatto adempimento da parte sua degli obblighi che precedono, lei si impegna sin d’ora a comunicare alia società, con lettera raccomandata a.r., le attività eventualmente svolte durante il periodo coperto da tali impegni entro i 10 giorni successivi dal relative inizio. Lei inoltre si obbliga ad informare immediatamente Zobele

Cap. Soc. € 881.871 i.v. - R.E.A. di Trento 193604- Reg. lmprese- Codice Fiscale e P. IVA 05460820961 – lscrizione U.I.C. 39025

Socio unico Z Beta SA’.R.L. - Soggetta a direzione e controllo di Z. Beta SA’.R.L.

ZOBELE HOLDING S.P.A. Via Fersina, 4 — 38123 Trento — Italy Tel. (+39) 0461 303700. Fax (+39) 0461 303790 e-mail: info@zobele.com www.zobele.com

Holding S.p.A., sempre con lettera raccomandata a.r., di ogni eventuale cambiamento della sua situazione lavorativa, entro e non oltre 15 giorni dalla data di tale cambiamento, nonché a fornire le informazioni e i chiarimenti ulteriori che le potranno essere richiesti entro il medesimo termine di 15 giorni dal ricevimento della richiesta da parte della società.

Nel caso di inosservanza di tale obbligo di comunicazione lei sarà tenuto al pagamento in favore di Zobele Holding S.p.A. di una penale pari a Euro 250 per ogni giorno di ritardo, ferma Ia perdurante efficacia dell’obbligo a suo carico.

Per quanta sopra non espressamente menzionato si fa riferimento al Contratto Collettivo Nazionale di Lavoro per i “Dirigenti di Aziende produttrici di Beni e Servizi”.

Cordiali saluti.

Zobele Holding S.p.A.
/s/ Enrico Zobele

Firma per accettazione	/s/ Roberto Schianchi

Cap. Soc. € 881.871 i.v. - R.E.A. di Trento 193604- Reg. lmprese- Codice Fiscale e P. IVA 05460820961 – lscrizione U.I.C. 39025

Socio unico Z Beta SA’.R.L. - Soggetta a direzione e controllo di Z. Beta SA’.R.L.